Consent of Independent Auditors

The Board of Directors

GE Life and Annuity Assurance Company:

We consent to the use of our report included herein.

Our report on the consolidated financial statements of GE Life and Annuity Assurance Company and subsidiary dated February 7, 2003 contains explanatory paragraphs that state that the Company changed its method of accounting for goodwill and other intangible assets in 2002 and derivative instruments and hedging activities in 2001.

/s/    KPMG

Richmond, Virginia

April 8, 2003